Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 26, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Bancolombia S.A.’s Annual Report on Form 20-F. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PwC Contadores y Auditores S. A. S.

Medellín, Colombia

April 27, 2022

PwC Contadores y Auditores S.A.S., Calle 7 Sur No. 42-70, Torre 2, Piso 11, Edificio Forum,  Medellín, Colombia,

Tel: (57-4) 325 4320, Fax: (57-4) 325 4322, www.pwc.com/co

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